EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Third Quarter 2012 Financial Results

PLANO, Texas – October 25, 2012 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its third quarter ended September 30, 2012.

Revenues for the third quarter of 2012 were $3.2 million, a decrease of $2.3 million when compared to revenues from the third quarter of 2011 of $5.5 million.  Revenues in the quarter were primarily derived from telecommunications product revenues, which decreased to $1.9 million in the third quarter of 2012 compared to $4.4 million for the third quarter of 2011.  Services revenues increased approximately 26% to $1.0 million for the third quarter of 2012 compared to $831,000 for the third quarter of 2011.  Gross margin was 46% for the third quarter of 2012 compared to 47% for the third quarter of 2011.  The decrease in gross margin percentage was primarily due to decreased utilization of the company’s manufacturing facility partially offset by a shift in product mix toward higher margin products.   The company reported a net loss of $541,000, or ($0.08) per share in the third quarter of 2012 compared to a net income of $59,000, or $0.01 per fully diluted share in the third quarter of 2011.

On October 19, 2012, the company committed to a plan intended to improve the balance between the company’s telecommunications product expenses with the reduced revenue levels of this product line.  This plan is expected to result in savings of approximately $1.0 million to $1.6 million in annualized operating costs.  As part of this plan, the company expects to reduce the number of its employees by approximately 12% to 16%.  The company expects to incur charges for one-time termination benefits in the fourth quarter of 2012 in the amount of approximately $200,000 to $700,000.

“Early in the fourth quarter we made the very difficult decision to reduce our workforce in an effort to bring our telecommunications product related spending more in line with the recent revenue levels generated by these products,” said Gregory B. Kalush, CEO and President of Interphase.  “Our recent financial performance forced us to take these actions to our expense structure in order to allow us to preserve our financial resources and apply them to growth areas of our business.  We do, however, remain excited about the future prospects of our company, and look forward to the coming market introduction of penveu® which will expand our horizons into markets that are positioned for growth; it is our expectation that these markets will embrace the significant value proposition we offer.”

For the first nine months of 2012, revenues decreased to $10.7 million, compared to $18.4 million for the first nine months of 2011.  Gross margin decreased to 46% for the nine months ended September 30, 2012, compared to 49% for the same period in 2011.  The Company reported a net loss of $2.6 million, or ($0.37) per share for the first nine months of 2012 compared to a net income for the first nine months of 2011 of $607,000, or $0.09 per fully diluted share.  On September 30, 2012, the company’s working capital position was $12.7 million, including cash and marketable securities of $9.3 million.

About Interphase
Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services.  The Company delivers customers best in class solutions for connectivity, interworking, packet processing, electronic manufacturing services, and electronic engineering design services.  Clients of the Company’s communications networking products include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.  Interphase recently expanded its business to include penveu®, a handheld device that enhances the functionality of installed projectors and large screen displays; making any flat surface, from pull down screens to HDTVs, an interactive display system. It’s an affordable and portable solution that targets the education and enterprise markets.  The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices throughout the Americas and Europe.  For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation.  All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Revenues	$3,167	$5,521	$10,651	$18,386
Gross margin	1,464	2,595	4,890	9,094
Research and development	690	923	2,476	2,971
Sales and marketing	658	834	2,700	2,710
General and administrative	648	753	2,319	2,767
Total operating expenses	1,996	2,510	7,495	8,448
(Loss) income from operations	(532)	85	(2,605)	646
(Loss) income before income tax	(532)	90	(2,592)	661
Net (loss) income	(541)	59	(2,592)	607
Net (loss) income per diluted share	$(0.08)	$0.01	$(0.37)	$0.09
Weighted average common and dilutive shares	7,000	7,182	6,965	7,125

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2012	Dec. 31, 2011
Cash and marketable securities	$9,256	$11,825
Accounts receivable, net	2,507	2,998
Inventories	2,443	1,556
Net property, plant and equipment	368	369
Total assets	15,677	17,818
Total liabilities	5,600	6,476
Total shareholders' equity	$10,077	$11,342

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